Free Writing Prospectus
Filed Pursuant to Rule 433 under the Securities Act of 1933
Registration No. 333-166129
Molycorp, Inc.

US $393,750,000
28,125,000 Shares of Common Stock

Issuer:	Molycorp, Inc.
Symbol / Exchange:	MCP / NYSE
Size:	US $393,750,000
Shares offered by Molycorp, Inc.:	28,125,000 shares (pre-Greenshoe)
Greenshoe shares offered by Molycorp, Inc.:	4,218,750 shares
Price to public:	US $14.00 per share
Proceeds, before expenses, to Molycorp, Inc.:	US $368,156,250
Trade date:	07/29/2010
Expected Closing date:	08/03/2010
CUSIP:	608753109

Underwriters:	Morgan Stanley & Co. Incorporated
J.P. Morgan Securities Inc.
CIBC World Markets Corp.
Credit Suisse Securities (USA) LLC
Stifel, Nicolaus & Company, Incorporated
Dahlman Rose & Company LLC
Piper Jaffray & Co.
Knight Capital Markets LLC
Houlihan, Lokey, Howard & Zukin Capital, Inc.
GMP Securities L.P.
Existing Molycorp, Inc. stockholders TNA Moly Group LLC, Resource Capital Fund IV, L.P. and Resource Capital Fund V, L.P. have agreed to purchase 1,000,000, 357,143 and 1,142,857 shares of common stock, respectively, in the offering. These shares are subject to the lock-up restrictions described in the prospectus.
This communication shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.
The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free Morgan Stanley & Co. Incorporated at 1-866-718-1649 or J.P. Morgan Securities Inc. at 1-866-803-9204.